                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NO. 333-131045


PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED APRIL 10, 2006)


                           HEALTH FITNESS CORPORATION

                        6,681,000 SHARES OF COMMON STOCK

      This Prospectus Supplement No. 6 should be read in conjunction with the prospectus dated April 10, 2006 (as previously supplemented by prospectus supplements dated April 11, 2006, May 16, 2006, August 14, 2006, September 28, 2006 and November 14, 2006, collectively, the "Prospectus") relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.

      ON DECEMBER 4, 2006, WE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION THE ATTACHED FORM 8-K WITH RESPECT TO THE APPOINTMENT OF JERRY NOYCE AS VICE CHAIRMAN AND GREGG O. LEHMAN AS PRESIDENT AND CHIEF EXECUTIVE OFFICER.

      The information contained in this Prospectus Supplement No. 6, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus.

    INVESTING IN OUR COMMON STOCK IS SPECULATIVE AND INVOLVES RISK. SEE "RISK
      FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS DATED APRIL 10, 2006,
       TOGETHER WITH ANY ADDITIONAL OR MODIFIED RISK FACTORS CONTAINED IN
                         SUPPLEMENTS TO SUCH PROSPECTUS.

                                   ----------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 6. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

        THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 6 IS DECEMBER 4, 2006.

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): November 30, 2006

                           Health Fitness Corporation
             (Exact name of Registrant as Specified in its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)


         0-25064                                                 41-1580506
(Commission File Number)                                       (IRS Employer
                                                             Identification No.)

                      3600 American Boulevard W., Suite 560
                          Minneapolis, Minnesota 55431
              (Address of Principal Executive Offices and Zip Code)

                                 (952) 831-6830
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

ITEMS 5.02     (c) AND (e)

Appointment of Jerry Noyce as Vice Chairman

     On November 30, 2006, the Board of Directors of Health Fitness Corporation (the "Company") approved the appointment of Jerry Noyce, the current President and Chief Executive Officer of the Company, to the new position of Vice Chairman, effective on January 1, 2007. In this capacity, Mr. Noyce will focus on identifying new markets for the Company, potential acquisition, joint venture or partnership opportunities for the Company, and supporting the growth of the Company's fitness management business area and integrating it with the Company's health management services. Mr. Noyce also will continue to serve as a director of the Company. The Company and Mr. Noyce amended Mr. Noyce's current employment agreement on December 1, 2006 to reflect his new position. The amendment maintains Mr. Noyce's compensation and benefit arrangements, provides that his duties and responsibilities will be subject to determination by the Company's Board of Directors, and deletes a severance provision relating to changes of control that is applicable only to the CEO position.

     Information required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K with respect to Mr. Noyce's business experience and other matters is set forth under the caption "Executive Officers of the Registrant" included in Part I of the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2005, and under the caption "Election of Directors (Proposal #1)" included in the Company's Definitive Proxy Statement for the fiscal year ended December 31, 2005, which information is incorporated herein by reference.

     A copy of the amendment to Mr. Noyce's employment agreement is attached hereto as Exhibit 99.1.

Appointment of Gregg Lehman as President and Chief Executive Officer

     On November 30, 2006, the Board of Directors of the Company approved the appointment of Gregg O. Lehman to the position of President and Chief Executive Officer currently held by Mr. Noyce, effective on January 1, 2007. Mr. Lehman has been a director of the Company since September 25, 2006 and will continue to serve in such capacity.

     Mr. Lehman, age 59, has served since March 2006 as Chairman, President and Chief Executive Officer of INSPIRIS Inc., a Nashville-based specialty care management company that provides care to frail Medicare Advantage members in long-term care facilities. From 2003 to 2006, Mr. Lehman was President and Chief Executive Officer of Gordian Health Solutions, Inc., a Nashville company dedicated to improving the health of employees and dependents for employers and health plans. From 1998 to 2003, Mr. Lehman served as President and Chief Executive Officer of the National Business Coalition on Health, a Washington D.C.-based movement of ninety employer-led coalitions seeking better quality and more cost-effective healthcare for employees. None of the entities for which Mr. Lehman has served are affiliated with the Company.

     The Company entered into an employment agreement with Mr. Lehman on December 1, 2006. Under the employment agreement, Mr. Lehman will serve for an indefinite term until his employment is terminated in accordance with the terms of the agreement. The Company will pay Mr. Lehman an annual salary of $275,000, and Mr. Lehman will be eligible for annual bonuses of between 15% and 50% of his base salary, based upon the achievement of financial objectives set annually by the Board of Directors. Mr. Lehman will be also entitled to participate in all employee and executive benefit plans of the Company. In addition, the Company will pay Mr. Lehman commuting expenses and reasonable living costs in the Twin Cities Metropolitan area for up to six months from the commencement of his employment, and will reimburse Mr. Lehman for his relocation expenses and attorneys' fees incurred in negotiation of the employment agreement. Following Mr. Lehman's relocation to the Twin Cities Metropolitan area, the Company will pay Mr. Lehman a monthly car allowance of $500 and monthly membership fees of up to $200 per month, and an initial membership fee of up to $2,500, at a local country club of his choosing.

     On January 1, 2007, the effective date of the agreement, the Company will grant Mr. Lehman an equity award of 50,000 shares of restricted common stock, which shall vest in three equal installments on the first of the year for each of 2007, 2008 and 2009. The Company and Mr. Lehman will enter into award agreements for this restricted stock no more than 15 business days after the effective date of the agreement. In addition, when Mr. Lehman commences his employment the Company will grant him 250,000 stock options, subject to the terms of the Company's 2005 Stock Option Plan and the terms of an Incentive Stock Option Agreement to be entered into between the Company and Mr. Lehman. The options will vest ratably over five years, and the exercise price of the options will be equal to the fair market value on the date of the grant.
Mr. Lehman will also be eligible to receive annual stock option grants in accordance with the Company's 2005 Stock Option Plan.

     If the Company terminates Mr. Lehman's employment without cause, he will continue to receive his base salary for a period of 12 months following termination. If the Company terminates Mr. Lehman's employment upon a "change of control" or if Mr. Lehman resigns upon a "change of control" if he is not offered the opportunity to continue as the Chief Executive Officer of the surviving business, he will continue to receive his base salary for a period of 12, 18 or 24 months following the termination, depending upon the duration of Mr. Lehman's employment at the time of the termination. Mr. Lehman has agreed to a covenant not to compete and a non-solicitation covenant following termination of the agreement.

     A copy of the employment agreement with Mr. Lehman is attached hereto as
Exhibit 99.2.

ITEM 8.01      OTHER EVENTS.

              On December 4, 2006, the Company issued a press release announcing the appointment of Mr. Noyce as the Company's Vice Chairman and the appointment of Mr. Lehman as the Company's President and Chief Executive Officer. The full text of the press release is set forth in Exhibit 99.3 attached hereto and is incorporated in this Report as if fully set forth herein.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.

          (a)  Financial statements: None.

          (b)  Pro forma financial information: None.

          (c)  Shell Company Transactions. None.

          (d)  Exhibits:

     Exhibit 99.1 Amendment, dated as of December 1, 2006, to the Employment Agreement dated as of November 30, 2000, by and between Health Fitness Corporation and Jerry Noyce.

     Exhibit 99.2 Employment Agreement, dated as of December 1, 2006, by and between Health Fitness Corporation and Gregg Lehman.

     Exhibit 99.3 Press release dated December 4, 2006.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 4, 2006

                                            HEALTH FITNESS CORPORATION

                                            By  /s/ Wesley W. Winnekins
                                            ---------------------------
                                                    Wesley W. Winnekins
                                                    Chief Financial Officer

                                  EXHIBIT INDEX

                           Health Fitness Corporation
                             Form 8-K Current Report



Exhibit Number             Description
--------------             -----------
         99.1       Amendment, dated as of December 1, 2006, to the Employment
                    Agreement dated as of November 30, 2000, by and between
                    Health Fitness Corporation and Jerry Noyce.

         99.2 Employment Agreement, dated as of December 1, 2006, by and between Health Fitness Corporation and Gregg Lehman.

         99.3       Press release dated December 4, 2006.

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT (this "Amendment") to the Employment Agreement (the "Agreement"), dated as of November 30, 2000, between Health Fitness Corporation (the "Company") and Jerry Noyce ("Executive"), is made and entered into between the Company and Executive as of December 1, 2006.

     WHEREAS, the Company and Executive have agreed that Executive shall become the Vice Chairman of the Company; and

     WHEREAS, the Company and Executive with to amend the Agreement accordingly.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by the parties, the Company and Executive agree as follows:

1. Paragraph 1.01 of the Agreement shall be amended by deleting the term "Chief Executive Officer" and replacing it with the term "Vice Chairman."

2. Paragraph 2.01 of the Agreement shall be amended by deleting the phrase "President and Chief Executive Officer" and replacing it with the term "Vice Chairman."

3. Paragraph 2.02(a) of the Agreement shall be amended by deleting it in its entirety and replacing it with the following:

     "(a) Executive agrees, during his employment, to devote his full time and best efforts to the business of HFC, and Executive's duties and responsibilities shall be subject to determination by HFC's Board of Directors."

4. With respect to Paragraphs 3.01(h) and 3.02(c) of the Agreement, the Company and Executive agree and acknowledge that, as Executive shall not be the Chief Executive Officer of the Company as a result of this Amendment, the provisions of those Paragraphs relating to Executive's ability to resign from his employment and terminate the Agreement upon a Change of Control and his receipt of separation pay in connection therewith shall no longer be applicable and shall be deemed deleted from the Agreement.

5.   This Amendment shall be effective on January 1, 2007.

6. Except as expressly amended by this Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect.

7. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on behalf of each as of the date first above written.

                                        HEALTH FITNESS CORPORATION


                                        By: /s/ Mark Sheffert
                                            ------------------------------------
                                        Name: Mark W. Sheffert
                                        Title: Chairman of the Board


                                        /s/ Jerry Noyce
                                        ----------------------------------------
                                        JERRY V. NOYCE

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of December 1, 2006, by and between Health Fitness Corporation (the "Company"), a Minnesota corporation, and Gregg Lehman ("Executive").

     WHEREAS, Executive desires to be employed by the Company and the Company desires to employ Executive on the terms stated in this Agreement;

     WHEREAS, Executive acknowledges and agrees that he has had, in his capacity as a member of the Company's Board of Directors, and will continue to have access to confidential, proprietary and trade secret information in the course of his employment with the Company, the unauthorized use or disclosure of which would cause irreparable harm to the Company;

     WHEREAS, the Company has expended and will continue to expend substantial time, money and effort in developing a list of customers and potential customers, in developing its customer relationships, goodwill, its organizational and financial structure, characteristics, products, services, design, culture, strategies, contracts, and methods of operation, and other confidential information;

     WHEREAS, Executive acknowledges that he has been notified and recognizes that the execution of this Agreement, including specifically the restrictive covenants contained in Paragraph 12 of this Agreement, is an express condition of his employment with the Company; and

     WHEREAS, the Company and Executive wish to set forth the terms of their agreement in writing.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is specifically acknowledged by the parties, the Company and Executive agree as follows:

     1. EMPLOYMENT. The Company agrees to employ Executive, effective on January 1, 2007 (the "Effective Date"), and Executive accepts such employment, upon the terms and conditions set forth in this Agreement.

     2. TERM OF EMPLOYMENT. The Company shall employ Executive for an indefinite duration until his employment is terminated in accordance with Paragraphs 9 or 10 of this Agreement.

     3. DUTIES AND RESPONSIBILITIES. Executive shall devote his full time, attention and best efforts to the duties and responsibilities of his position, and to the business and affairs of the Company. Executive's title shall be President and Chief Executive Officer, reporting to the Company's Board of Directors. Executive shall perform all duties and responsibilities of such position, as those duties and responsibilities may change from time to time. Executive shall comply with the Company's standards, policies and procedures in effect and as they may change from time to time; provided, that to the extent such policies and procedures are inconsistent with this Agreement, the provisions of this Agreement shall control.

     4. OUTSIDE ACTIVITIES. Executive shall not engage in any business or other activities that are competitive, or that conflict or interfere, with the Company's business or interests, or that interfere in any way with Executive's duties and responsibilities to the Company. Executive shall not engage in any activity that would subject the Company to criticism or adverse publicity. Executive shall not accept remuneration of any kind from Executive's participation in any outside activity without the express written approval of the Company. The foregoing, however, shall not be construed as preventing Executive from engaging in charitable or other community or nonprofit activities that do not interfere with Executive's duties and responsibilities to the Company or conflict with the Company's interests.

     5. COMPENSATION.

     (a) Salary. The Company shall pay Executive a gross bi-weekly salary of $10,576.92 (which is $275,000.00 on an annual basis) (the "Base Salary"), less applicable withholding for income and FICA taxes and any other proper deductions. The Base Salary will be paid to Executive in accordance with the Company's normal payroll practices. Future increases to the Base Salary, if any, shall be reviewed from time to time by the Board of Directors and determined by the Board of Directors, in its sole discretion.

     (b) Bonus. Executive shall be eligible for an annual bonus of between fifteen percent (15%) and fifty percent (50%) of the Base Salary, based upon the achievement of financial objectives set annually by the Board of Directors. The amount of the bonus shall correspond to the Company achieving between ninety-five percent (95%) and one hundred ten percent (110%) of such financial objectives. The intent is that Executive would receive a bonus equal to at least fifteen percent (15%) of the Base Salary if ninety-five percent (95%) of the applicable financial objectives is achieved and a bonus of at least fifty percent (50%) of the Base Salary if one hundred ten percent (110%) of the applicable financial objectives is achieved, with the exact formulas to be established each year within such parameters, or within such other parameters as the Board of Directors may establish that are no less favorable to Executive.

     6. EXPENSES.

     (a) Business Expenses. The Company will, in accordance with its policies and practices as such may change from time to time, reimburse Executive for all ordinary and necessary business expenses.

     (b) Commuting. The Company will pay Executive's commuting expenses and reasonable local living costs in the Twin Cities Metropolitan Area for up to six months while Executive determines the best timing and logistics for relocating.

     (c) Relocation. Within a reasonable time following execution of this Agreement, the Company and Executive will discuss relocation logistics and timing consistent with the needs and circumstances of both parties, with this issue to be revisited if relocation is not completed within six months. The Company shall reimburse Executive for the reasonable costs of relocation, including packing and moving household goods and vehicles, and closing costs on the sale of Executive's current residence and on the purchase of a new residence in the Twin Cities Metropolitan area.

     (c) Attorneys' Fees. The Company shall reimburse Executive for up to $7,500 of Executive's reasonable and substantiated attorneys' fees that he incurred in connection with the negotiation of this Agreement.

     (d) General. All amounts payable under this Paragraph 6 shall be subject to Executive's provision to the Company of appropriate documentation and shall otherwise be in accordance with the Company's practices and policies applicable to senior executives.

     7. OTHER BENEFITS.

     (a) Company Plans. Executive shall be entitled to participate in all employee and executive benefit plans of the Company, including, but not limited to, 401(k) plan, employee stock purchase, medical coverage, disability, and other retirement or welfare benefits, as the same may change from time to time, subject to the eligibility and other requirements of applicable plan documents.

     (b) Vacation. Executive shall be eligible for four (4) weeks of paid vacation time each year in accordance with the Company's standard vacation practices and policies, as the same may change from time to time.

     (c) Car Allowance. Following Executive's relocation to the Twin Cities Metropolitan Area, the Company shall pay Executive $500 per month to cover all costs he incurs in connection with his use of his personal automobile for business purposes, whatever they may be. Such payment shall be subject to withholding for income and FICA taxes and any other proper deductions. In light of such payments, the Company will not reimburse Executive for the cost of gasoline, repairs, maintenance insurance, mileage or any other costs he incurs in connection with his use of his personal automobile for business purposes.

     (d) Club Membership and Fees. Following Executive's relocation to the Twin Cities Metropolitan Area, the Company shall pay, on behalf of Executive, the cost, up to $2,500, of Executive's initial membership fee at a country club of Executive's choosing, together with the monthly membership fee, up to $200 per month, assessed to Executive in connection with such membership for so long as Executive remains employed by the Company. Such payments shall be subject to withholding for income and FICA taxes. The Company shall not pay or reimburse Executive for the cost of other country club related expenses, such as, but not limited to, the cost of food or beverages consumed at the country club, or any other use or incidental fees assessed to Executive as a member of the country club other than the membership fees.

     8. STOCK.

     (a) Restricted Stock Grant. The Company will grant Executive as of the Effective Date an equity award of 50,000 shares of restricted Common Stock (the "Restricted Stock"), pursuant to reasonable and customary terms, which shall vest in three (3) equal installments on January 1, 2007, January 1, 2008 and January 1, 2009, provided that Executive is continuously employed with the Company through each such vesting date for such restricted shares to vest. Vesting on the Restricted Stock will accelerate on change of control or termination without cause. Award agreements memorializing the grants of the Restricted Stock will be executed by the parties as soon as practicable (but in no event more than fifteen (15) business days after the Effective Date).

     (b) Stock Options. The Company shall grant Executive 250,000 stock options as of the Effective Date, subject to the terms of the Company's customary Incentive Stock Option Agreement and the Company's 2005 Stock Option Plan, with fair market value exercise price, vesting ratably over five years commencing on the Effective Date, with accelerated vesting on change of control, or on death, disability, or termination without cause. Additional annual grants of stock options shall be as determined by the Board of Directors in accordance with and subject to the Company's 2005 Stock Option Plan and the terms of the stock option agreement for each such grant.

     9. TERMINATION. Executive's employment under this Agreement:

     (a) may be terminated at any time upon mutual written agreement of the parties;

     (b) shall be terminated immediately upon Executive's death;

     (c) may be terminated by the Company immediately upon written notice to Executive for "cause," which shall be defined as:

          (i) Executive's material failure or neglect, or refusal to perform, the duties and responsibilities of his position and/or the reasonable direction of the Board of Directors;

          (ii) Executive's material failure to comply with the reasonable policies, regulations and directives of the Company as in effect from time to time;

          (iii) Commission by Executive of any willful, intentional or negligent act that has the effect of materially injuring the reputation, business or performance of the Company;

          (iv) Conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony; or conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any kind involving moral turpitude; or any bar against Executive from serving as a director, officer or executive of any firm the securities of which trade publicly; or

          (v) Any material default or nonperformance of the terms of this Agreement which is not cured within thirty (30) days of written notice to Executive of such violation (except for any default or nonperformance which, by its nature, cannot reasonably be expected to be cured), or any violation of Paragraphs 11, 12, 13, 15, 16 or 20 of this Agreement;

     (d) may be terminated by the Company upon Executive's inability to perform the essential functions of his position due to physical or mental disability, with or without reasonable accommodation, as determined in the good faith judgment of the Board of Directors, or as may otherwise be required by applicable law;

     (e) shall be terminated at the end of the month during which Executive reaches the normal retirement age established by the Company for senior management employees, but in no event earlier than the compulsory retirement age permitted under federal or state law for senior management employees;

     (f) may be terminated by Executive for any reason upon ninety (90) days written notice;

     (g) may be terminated by the Company at any time for any reason other than cause upon written notice to Executive; or

     (h) in connection with a Change of Control, as set forth in Paragraph 10 below.

     Upon Executive's resignation or termination under this Paragraph 9 for any reason, the Company shall pay Executive the portion of the Base Salary due Executive through his last date of employment, and any accrued and unused vacation through the Executive's last date of employment. Executive's entitlement to any vested pension, profit sharing or other benefits shall be governed by applicable plan documents. In the event that Executive's employment is terminated in accordance with Paragraphs 9 (a), (b), (d), (e), (f) or (g) above, Executive shall be entitled to receive a prorated share of bonus compensation for the calendar year in which termination occurs, which shall be based upon the financial objectives set annually by the Board of Directors for such calendar year and shall be calculated from January 1 of the year in which Executive's employment terminated through the end of the most recently concluded fiscal quarter. In addition, in the event that Executive is terminated by the Company in accordance with Paragraph 9(g), the Company shall, in addition to the above, pay Executive a twelve (12) month severance at his then current Base Salary rate, to be paid according to the normal payroll schedule. Any severance pay due to Executive under this Paragraph 9 shall be payable to Executive in installments in accordance with the Company's standard payroll practices. In addition, Executive shall be required to execute a separation agreement to include a general release of any and all claims in favor of the Company, which agreement shall be prepared by or on behalf of, and be reasonably acceptable to, the Company, in exchange for his receipt of severance pay under this Paragraph

9. In the event that Executive is entitled to Change of Control benefits as set forth in Paragraph 10, Executive shall not be entitled to any severance or notice rights under this Paragraph 9. All payments under this Paragraph 9 are subject to applicable withholding for income and FICA taxes and any other proper deductions. Executive shall not be entitled to any further or other payments, compensation or benefits of any kind upon resignation or termination except as set forth in this Paragraph 9. Notwithstanding the foregoing, if any of the payments described in this Paragraph 9 are subject to the requirements of
Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company determines that Executive is a "specified employee" as defined in
Section 409A of the Code, such payments shall not be made earlier than the date that is six (6) months after Executive's termination, but shall be paid during the calendar year following the year in which such termination occurs and within thirty (30) days of the earliest possible date permitted under Section 409A of the Code.

     10. CHANGE OF CONTROL.

     (a) Termination. Executive's employment under this Agreement may be terminated by the Company upon written notice to Executive upon a Change of Control, or may be terminated by Executive upon written notice to the Company upon a Change of Control if, and only if, such resignation is caused by the fact that Executive will not offered the opportunity to continue as Chief Executive Officer of the Company's business as such business is incorporated into the new controlling entity or surviving company.

     (b) Change of Control Payments.

          (i) If Executive's employment is terminated by the Company pursuant to Paragraph 10(a) and such termination occurs within six (6) months from Executive's commencement of employment with the Company, Executive will be entitled to separation pay at his then current Base Salary for twelve (12) months following his date of termination.

          (ii) If Executive's employment is terminated by the Company pursuant to Paragraph 10(a) and such termination occurs after six (6) months from Executive's commencement of employment with the Company but before nine (9) months following Executive's commencement of employment with the Company, Executive will be entitled to separation pay at his then current Base Salary for eighteen (18) months following his date of termination.

          (iii) If Executive's employment is terminated by the Company pursuant to Paragraph 10(a) and such termination occurs after nine (9) months from Executive's commencement of employment with the Company, Executive will be entitled to separation pay at his then current Base Salary for twenty-four (24) months following his date of termination.

          (iv) If Executive voluntarily terminates his employment pursuant to Paragraph 10(a), Executive will be entitled to separation pay at his then current Base Salary for twelve (12) months following his date of termination.

          (v) Any separation pay due to Executive under this Paragraph 10(b) shall be payable to Executive in installments in accordance with the Company's standard payroll practices. In addition, Executive shall be required to execute a separation agreement to include a general release of any and all claims in favor of the Company, which agreement shall be prepared by or on behalf of, and be reasonably acceptable to, the Company, in exchange for his receipt of separation pay under this Paragraph 10(b). Notwithstanding the foregoing, if any of the payments described in this Paragraph 10 are subject to the requirements of Section 409A of the Code, and the Company determines that Executive is a "specified employee" as defined in Section 409A of the Code, such payments shall not be made earlier than the date that is six (6) months after Executive's termination, but shall be paid during the calendar year following the year in which such termination occurs and within thirty (30) days of the earliest possible date permitted under Section 409A of the Code.

     (c) Limitation on Change of Control Payments. Executive shall not be entitled to receive any Change of Control Action (as defined below), which would constitute an "excess parachute payment" for purposes of Section 280G of the Code, or any successor provision, and the regulations thereunder. In the event that any Change of Control Action payable to Executive would constitute an "excess parachute payment," then the acceleration of the exercisability of any stock options and the payments to Executive pursuant to this Paragraph 10 shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code. For purposes of this Paragraph 10, a "Change of Control Action" shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of Executive under any arrangement which is considered contingent on a Change of Control for purposes of Section 280G of the Code, including, without limitation, any and all salary, bonus, incentive, restricted stock, stock option, compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

     (d) Definition. For purposes of this Agreement, a "Change of Control" shall mean any of the following events occurring after the date of this Agreement:

          (1) A merger or consolidation to which the Company is a party, an acquisition by the Company involving the issuance of the Company's securities as consideration for the acquired business, or any combination of fully closed and completed mergers, consolidations or acquisitions during any consecutive twenty-four (24) month period, if the individuals and entities who were shareholders of the Company immediately prior to the effective date of such merger, consolidation, or acquisition (or prior to the effective date of the first of a combination of such transactions) have, immediately following the effective date of such merger, consolidation or acquisition (or following the effective date of the last of a combination of such transactions), beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power of all classes of securities issued by the surviving corporation for the election of directors of the surviving corporation; or

          (2) The purchase or other acquisition by any one person, or more than one person acting as a group, of substantially all of the total gross value of the assets of the Company during the twelve (12) month period ending on the date of the most recent purchase or other acquisition by such person or persons. For purposes of this Section 2(d), "gross value" means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets.

     11. CONFIDENTIAL INFORMATION. During his employment with the Company and at all times thereafter, Executive shall not directly or indirectly use or disclose any trade secret, proprietary or confidential information of the Company, any subsidiary or any related entity for the benefit of any person or entity other than the Company, any subsidiary or any related entity without prior written approval of the Company's Board of Directors. For purposes of this Agreement, in addition to all materials and information protected by applicable statute or law, the parties acknowledge that confidential information shall include any information, whether in print, on computer disc or tape or otherwise, which is not public information and which relates to the Company's, any subsidiary's, or related entity's existing or reasonably foreseeable business, or which relates to any customer or third party to which/whom the Company has confidentiality obligations, including, but not limited to, information relating to research, development, technology, processes, purchasing and sales, information related to any proprietary product, process or service, information relating to business, sales and other financial strategies, plans and/or goals, information relating to proprietary rights and data, ideas, know-how, trade secrets, designs, design concepts, marketing information, plans or proposals, information regarding employees and employee compensation and benefits, information relating to consultants, vendors, contractors, subcontractors, suppliers, markets, fees, pricing or purchasing information, information regarding the identity and/or needs of customers, potential customers, or customer or potential customer lists and other customer or potential customer information, information regarding active and inactive accounts of the Company, any subsidiary or related entity and information relating to the Company's, any subsidiary's or related entity's methods of operation.

     12. COVENANT NOT TO COMPETE.

     (a) Non-Competition Agreement. As a condition to and in consideration of employment and continued employment and all covenants herein, Executive agrees that, during his employment and for a period of two (2) years (or such shorter period as provided for in Paragraph 12(c) below) following his voluntary or involuntary resignation or termination for any reason, Executive will not directly or indirectly own, manage, join, control, consult for, be employed by, participate in, or provide services of any kind to any business, person or entity engaged in the employee health improvement, wellness and/or health and fitness management industries if such business, person or entity is in competition with any of the Company's products, processes or services that are or were offered by the Company at any time during Executive's employment with the Company.

     (b) Nonsolicitation Agreement. As a condition to and in consideration of employment and continued employment and all covenants herein, Executive agrees that, during his employment and for a period of two (2) years (or such shorter period as provided for in Paragraph 12(c) below) following his/her voluntary or involuntary resignation or termination for any reason, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other person or entity:

          (i) solicit or contact any of the Company's customers or potential customers, which were customers, or potential customers actively solicited by the Company, at any time during the twelve (12) month period immediately preceding Executive's resignation or termination of employment, for the purpose of selling, offering, providing or otherwise making available products, processes or services that are the same as or similar to those products, processes or services that were offered by the Company at any time during Executive's employment with the Company;

          (ii) exploit or use contacts, developed or made during his employment with the Company, to contact or solicit any of the Company's customers or potential customers, which were customers, or potential customers actively solicited by the Company, at any time during the twelve (12) month period immediately preceding Executive's resignation or termination of employment, for the purpose of selling, offering, providing or otherwise making available products, processes or services that are the same as or similar to those products and services that were offered by the Company at any time during Executive's employment with the Company; or

          (iii) directly or indirectly, hire or retain any of the Company's employees, contractors or consultants, or directly or indirectly induce or attempt to induce, any of the Company's employees, vendors, suppliers, consultants or contractors to terminate their employment, contractual or other relationship with the Company, or otherwise interfere or attempt to interfere with that existing employment or other relationship with the Company.

     (c) Duration of Restrictions. Notwithstanding Paragraphs 12(a) and (b), in the event that Executive's employment terminates pursuant to Paragraphs 9(g) or 10, the restrictions set forth in Paragraphs 12(a) and (b) shall be in effect during Executive's employment with the Company and shall continue following termination for a period of time equal to the number of months of severance or separation pay received by Executive. For example, if Executive is entitled to twelve (12) months of severance pay pursuant to Paragraph 9(g), the restrictions set forth in Paragraphs 12(a) and (b) shall continue for a period of twelve (12) months following Executive's last day of employment with the Company.

     (d) Non-Disparagement. During Executive's employment with the Company and at all times thereafter, Executive shall not disparage or defame, or cause others to disparage or defame, the Company, its Board of Directors, directors, officers, employees, customers or vendors.

     (e) Disclosure. Executive shall inform any future employer or contractor of the restrictions and obligations under this Agreement and provide the employer or contractor with a copy of this Agreement in advance of hire. In addition, Executive must provide the Company's Board of Directors the following information in writing, in advance of his hire by any future employer or contractor: (a) the name and address of the prospective employer or contractor;
(b) Executive's proposed title; (c) the market in which the Executive will operate; and (d) a description of the business of the employer or contractor and Executive's intended duties sufficient to satisfy the Company that Executive will not be in violation of the provisions of this Agreement. The Company may in its discretion, based on the information the Executive provides, narrow the restrictions and/or waive certain of the restrictions of this Paragraph 12.

     13. WORK PRODUCT AND INVENTIONS. The Company shall be entitled to all of the benefits, profits, results and work product arising from or incident to all work, services, advice and activities of Executive, including, without limitation, all rights in inventions (as set forth below), trademark or trade name creations, and copyrightable materials. Executive shall not, during the term of his employment by the Company, be interested, directly or indirectly, in any manner, including, but not limited to, as partner, officer, advisor, or in any other capacity in any other business similar to, or in competition with, the Company's, any subsidiary's or any related entity's business.

     Executive agrees to communicate promptly and fully to the Company all inventions, discoveries, improvements or designs made, conceived or reduced to practice by Executive during the period of his employment with the Company (alone or jointly with others), and, except as provided in this Paragraph 13, Executive will and hereby does assign to the Company and/or its nominees all of the Executive's right, title and interest in such inventions, discoveries, improvements, designs and copyrights and all of his right, title and interest in any patents, patent applications or copyrights based thereon without obligation on the part of the Company or any subsidiary to make any further compensation, royalty or payment to Executive. Executive further agrees to assist the Company and/or its nominee (without charge but at no expense to Executive) at any time and in every proper way to obtain and maintain for its and/or their own benefit, patents for all such inventions, discoveries and improvements and copyrights for all such designs. Without limiting the foregoing, upon the Company's request, Executive shall execute, verify, and deliver to the Company such documents, including, without limitation, assignments and applications for Letters Patent, and shall perform such other acts, including, without limitation, appearing as a witness in any action brought in connection with this Agreement that is necessary to enable the Company to obtain the sole right, title, and benefit to all such inventions.

     The Executive understands and agrees that any invention, discovery, improvement or design relating to the business of the Company, any subsidiary or related entity on which the Executive files a patent application within one (1) year after the Executive's resignation or the termination of employment with the Company is presumed to have been made and conceived by the Executive during the course of his or her employment with the Company, subject to proof to the contrary by good faith, written and duty corroborated records establishing that such was conceived and made following the Executive's resignation or termination of employment.

     This Agreement does not obligate Executive to assign to the Company any invention, discovery, improvement or design for which no equipment, supplies, facility or trade secret information of the Company or any subsidiary was used and which was developed entirely on Executive's own time, and (1) which does not relate (a) directly or indirectly to the business of the Company, any subsidiary or any related entity, or (b) to the Company's, any subsidiary's or any related entity's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Executive for the Company, any subsidiary or any related entity.

     14. EXEMPT INVENTIONS. Identified below by descriptive title are all of the Inventions, if any, in which Executive possesses any right, title or interest prior to Executive's employment with the Company or execution of this Agreement which are not subject to the terms hereof:

     _______________________________________
     _______________________________________
     _______________________________________
     _______________________________________

     15. COPYRIGHTS. Executive acknowledges that any tool design, tool design concept, tool design drawing, any other document, drawing, design, computer software or other work of authorship prepared by Executive (the "Work") within the scope of the employment or services provided under this Agreement is a "work made for hire" under U.S. copyright laws and that, accordingly, the Company exclusively owns all copyright rights in such works of authorship. For purposes of this Paragraph, "scope of services" means that the work of authorship (a) relates to any subject matter pertaining to the employment or services, (b) relates to or is directly or indirectly connected with the existing or reasonably foreseeable business, products, services, projects or confidential, trade secret or proprietary information of the Company, any subsidiary or any related entity, or (c) involves the use of any time, material or facility of the Company, any subsidiary or any related entity. Executive agrees to take all action reasonably necessary to transfer and assign all copyright rights created hereunder to the Company at the Company's expense. If the Work or any aspect thereof cannot be considered a work made for hire under 17 U.S.C. Section 101, then the Company and Executive agree that the entire right, title and interest in the Work, including, but not limited to, any copyrights therein, the right to register and renew the copyrights throughout the world, and rights under the Universal Copyright Convention and the Berne Convention, shall be and hereby are assigned by Executive to the Company.

     16. RETURN OF PROPERTY. Executive shall, immediately upon his involuntary or voluntary resignation or termination from employment for any reason, or upon the Company's request at any time, deliver to the Company all property, documents, materials, and other items, whether in hard copy, on computer disc or tape or otherwise, including all copies thereof, which (a) belong to the Company, any subsidiary or related entity, or to any customer or third party to which/whom the Company has confidentiality obligations; or which (b) are in any way related to the business of the Company, any subsidiary or related entity, or the services Executive performed for the Company, any subsidiary or related entity; including, but not limited to, any property, documents, materials, or other items containing trade secret, proprietary, or confidential information. Executive shall not retain any copies or summaries of any kind of property, documents, materials or other items returned under this Paragraph 16.

     17. REMEDY UPON VIOLATION. Executive and the Company agree that a breach or threatened breach of Paragraphs 11, 12, 13, 15 or 16 would cause irreparable harm to the Company, its subsidiaries and/or related entities, and that monetary damages alone would not be an adequate remedy. Executive agrees that the Company, any subsidiary or related entity shall be entitled, in addition to any other remedy it may have at law or in equity, to an injunction, without the posting of a bond if allowed by applicable law or with the posting of a minimal bond if required, enjoining or restraining Executive from any violation or violations or threatened violation or violations of Paragraphs 11, 12, 13, 15 or 16, and/or for specific performance of duties and obligations under such paragraphs, and Executive hereby consents to the issuance of such injunction. If any rights or restrictions contained in Paragraphs 11, 12, 13, 15 or 16 shall be deemed to be unenforceable by reason of the extent, duration or geographic scope, or other provision thereof, the parties contemplate that the Court shall reduce such extent, duration or geographic scope or other provision and enforce Paragraphs 11, 12, 13, 15 or 16 in their reduced form for all purposes in the manner contemplated by such Paragraphs. This provision shall not be construed as an admission by the Company, but is only included to provide the Company with the maximum possible protection for its business, confidential, proprietary and trade secret information, consistent with the right of Executive to earn a livelihood subsequent to the termination of his employment.

     18. ARBITRATION.

     (a) Agreement to Arbitrate. With the exception of the Company's right to seek injunctive relief in connection with breaches by Executive of Paragraphs 11, 12, 13, 15 or 16 of this Agreement, all disputes or claims arising out of or in any way relating to this Agreement, including the making of this Agreement, shall be submitted to and determined by final and binding arbitration before the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes. The award of the arbitrator(s), or a majority of them, shall be final and judgment upon such award may be entered in any court of competent jurisdiction. This arbitration provision shall continue in full force and effect after Executive's termination of employment under this Agreement.

     (b) Discovery. In addition to any other procedures provided for under the rules of the AAA, upon written request, each party shall, at least fourteen (14) days prior to the date of any hearing, provide to the opposite party a copy of all documents relevant to the issues raised by any claim or counterclaim and a list of all witnesses to be called by that party at the hearing and each party shall be permitted to take at least one deposition at least fourteen (14) days prior to any hearing.

     (c) Costs. The costs of proceedings under Paragraph 18 shall be paid in accordance with the provisions of Paragraph 19 below.

     19. PAYMENT OF FEES AND EXPENSES. If any party initiates or becomes a party to a formal proceeding in law or equity, or under Paragraph 18, involving this Agreement, then each party hereto shall pay its own costs and expenses incurred with respect to such proceeding.

     20. OTHER AGREEMENTS. By Executive's signature to this Agreement, Executive warrants that he is not subject to any employment, noncompetition, confidentiality, inventions or other obligations or agreements which would prevent or restrict the Executive in any way from accepting employment with the Company and fully performing his duties and responsibilities as described in this Agreement. Executive, by his signature to this Agreement, further warrants that he has not taken and will not take any trade secret, proprietary or confidential information of any former employer, and will not use or disclose any such information to anyone in the performance of duties and responsibilities under this Agreement.

     21. SURVIVAL OF PROVISIONS. Executive acknowledges and agrees that the restrictions and obligations set forth in Paragraphs 11, 12, 13, 15, 16, 17, 18 and 19, of this Agreement are reasonable, shall survive his resignation from or the termination of employment under this Agreement, and shall apply to Executive whether the resignation or termination from employment is voluntary or involuntary and regardless of the reason for such resignation or termination.

     22. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, and all references to the Company hereunder shall also refer to any such successors and assigns.

     23. NOTICES. All notices and other communications to be given under this Agreement shall be in writing and shall be deemed to be given when delivered personally, or when mailed by registered or certified mail, addressed to the party to whom such notice is intended to be given, at the last known address for that party or at such other address as the party may specify by written notice.

     (a) In the case of the Company, the notice shall be provided to each member of the Company's Board of Directors at their respective home or business addresses as they then appear on the records of the Company, with a copy to:

               Fredrikson & Byron, P.A.
               200 South Sixth Street
               Suite 4000
               Minneapolis, MN 55402

               Attention: John A. Satorius

     (b) In the case of Executive, the notice shall be provided to Executive at his home address as it then appears on the records of the Company, it being the duty of the Executive to keep the Company informed of his current home address at all times.

     Either party may, by written notice hereunder, designate a change of address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.

     24. NONWAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

     25. GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota, without reference to its conflict of laws provisions.

     26. PARAGRAPH HEADINGS. Paragraph headings are included in this Agreement for convenience of reference only, and are not intended to be full or accurate descriptions of the contents hereof.

     27. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) and the same instrument.

     28. ENTIRE AGREEMENT. This Agreement states the entire Agreement of the parties on the subjects set forth herein, and merges and supersedes all prior agreements and understandings between the parties. No modification, termination, or attempted waiver of any provision of this Agreement will be valid unless it is made in writing and signed by the party against whom the same is sought to be enforced, and is specifically identified as a modification, termination, release, waiver or discharge of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive's consent to the extent necessary or desirable to comply with Section 409A of the Code, and the regulations, notices and other guidance of general applicability issued thereunder. If any term, clause or provision of this Agreement shall for any reason be adjudged invalid, unenforceable or void, the same shall not impair or invalidate any of the other provisions contained herein, all of which shall be performed in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first written above.

                                        HEALTH FITNESS CORPORATION


                                        By: /s/ Mark Sheffert
                                            ------------------------------------
                                        Name: Mark W. Sheffert
                                        Title: Chairman of the Board


                                        /s/ Gregg Lehman
                                        ----------------------------------------
                                        GREGG LEHMAN

                   HEALTH FITNESS CORPORATION STRENGTHENS ITS
                             SENIOR MANAGEMENT TEAM

   Forms Office of the Chairman, Names Vice Chairman and New President and CEO

MINNEAPOLIS, MN -DECEMBER 4, 2006 - Health Fitness Corporation (OTC Bulletin
Board: HFIT) today announced the formation of a new executive structure to include an Office of the Chairman, effective January 1, 2007. The new structure is intended to strengthen the senior management team's capacity in order to capitalize on the significant growth opportunities in health management, as well as expand and integrate its leading fitness management business with health management and to implement the Boards transition plan for leadership succession.

The new executive management team will be composed of Mark W. Sheffert, Chairman of the Board; Jerry Noyce, formerly the company's President and CEO, who has been elected Vice Chairman; and Gregg O. Lehman, a member of Health Fitness' Board of Directors and nationally recognized executive in the health management business, who has been elected President and CEO.

"The health management sector of our business has tremendous potential and the Board concluded that an executive with applicable experience would enable us to better focus on this opportunity. In addition, we are the largest fitness management provider in the U.S., and we plan to continue to strengthen this position of leadership." said Chairman Mark Sheffert.

"Over the past six years, Jerry made significant contributions to the company as President and CEO. He was instrumental in reviving a lagging company and turned it into a profitable and well positioned organization," Sheffert continued. "He also created our current health management service business by overseeing the acquisition and integration of the health and wellness division of Johnson and Johnson Health Care Systems and Health Calc, a technology based health management services business. In addition, he was recently recognized as an industry leader when he was named to the President's Council on Physical Fitness and Sport.

We are pleased that Jerry will continue to play an important role and believe that his insights and guidance will prove invaluable as we search for acquisition, joint venture or partnership opportunities in our business."

"It has been a great privilege to help guide the growth of the company over the past six years. I am pleased that Gregg is joining the leadership team as President and CEO to take us to the next level," said Noyce.

Lehman, who recently joined Health Fitness' Board of Directors, is a nationally recognized leader in the health management services business. He has over 20 years of experience in the healthcare industry and, most recently, served as President and CEO of INSPIRIS, a Nashville-based specialty care medical management company. Previously, Lehman was President and CEO of Gordian Health Solutions, Inc., one of the nations leading health management companies, dedicated to improving the health of employees and dependents for self insured employers and health plans, until it was sold to Blue Cross and Blue Shield in 2005, and President and CEO of the National Business Coalition of Health.

Lehman is the past president of Taylor University, a private Indiana liberal arts university. He has a PhD and an M.S. from Purdue University in Higher Education Administration and a B.S. in Business Management and Marketing from Indiana University. He and his family plan to move to the Twin Cities in the near future.

"We are fortunate to have an executive of Gregg's caliber leading our efforts to fully capitalize on the opportunities in the rapidly growing health management services business. Gregg has a demonstrable track record of senior management health-related experience, including leading Gordian Health Solutions to unprecedented growth and profitability and then orchestrating the successful sale of the business," said Sheffert.

"It is a real honor to join a market leading company such as Health Fitness Corporation" said Lehman. "With the foundation in place under Jerry's leadership, I firmly believe that our team will be proactive in addressing the health and productivity issues of employers with innovative programs and services that demonstrate value."

Sheffert is Chairman and CEO of Minneapolis-based Manchester Companies, Inc. an investment banking, corporate renewal and management advisory firm. He has been a member of Health Fitness' Board for the past five years and was appointed Chairman of the Board in August 2006. His role in the new management structure will be to provide a closer link between the Board and executive management in order to assure continued execution of the company's strategic plan and effective transition of leadership through the company's succession plan.

ABOUT THE COMPANY

Health Fitness Corporation is a leading provider of employee health improvement services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to www.hfit.com.

FORWARD LOOKING STATEMENTS

Certain statements in this release, including, without limitation, those relating to management's belief about future growth are forward-looking statements. Such information should be used only as an indication of the activity we have recently experienced in our two business areas. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words "believe," "estimate," "expect," "intend," "may," "could," "will," "plan," "anticipate," and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations, our inability to successfully cross-sell health management services to our fitness management clients, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2005 as filed with the SEC. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

                                       ###

CONTACT: John Mills
         Integrated Corporate Relations
         (310) 954-1105